EXHIBIT 99.2

June 30, 2020	QUARTERLY REPORT

Dear Shareholder:

The second quarter of 2020 was a volatile and challenging period marked by the ongoing uncertainties created by the COVID-19 pandemic. Statistics and details regarding the impact of the disease dominated the news cycle as all levels of government, health care providers, businesses and individuals focused on controlling the spread of the virus. At the same time, there was a continuous debate about when and how to “re-open” various sectors of the economy activity as the shut-down lengthened and unemployment levels skyrocketed. Leaders in all areas were forced to adjust to rapidly changing circumstances and new information creating confusion and frustration. Adding to the uncertainty was the inconsistent impact of the virus across the country resulting in differing responses depending on where people live and/or work. These efforts were coordinated from “socially distanced” locations making in-person communication regarding very complex issues nearly impossible for many.

Financial markets were hit hard late in the first quarter as measured by the major stock market averages as well as challenges in the bond and money markets. Swift and unprecedented action by the Federal Reserve and Congress stabilized markets and provided support throughout the second quarter. As of June 30th, interest rates remained at historic lows, the major stock indices recovered much, if not all, of their earlier losses, new unemployment claims had come down significantly, and a substantial number of jobs were being filled each week. With all that being said, we still lack clarity on how to control the virus, consistently treat those infected, and the introduction of vaccine(s) that will prevent the spread.

C&N’s pandemic committee coordinated efforts to comply with directives, best practices, and government mandates to manage the health and welfare of our Team, customers, and communities. Prior investments in technology enabled much of our staff to productively work from home and many customers to conduct much of their business through enhancements in our digital channels and our outstanding connection center (call/chat) Team. When allowed in our various markets, we thoughtfully reopened branch offices and safely welcomed back customers who value in-person service.

While future economic growth remains uncertain, the C&N Team was focused on delivering value to customers as they work through issues specific to their circumstances. Total Paycheck Protection Program (PPP) loans reached nearly $100 million to approximately 1,000 business customers by the end of the second quarter. The forgiveness process for these loans is still being clarified but we expect a large percentage of customers to qualify for full relief. We also produced an unprecedented volume of residential mortgage loans as we assisted borrowers to refinance at lower rates or purchase new properties. We continued to work with borrowers on payment relief/deferrals, although the number of requests slowed down substantially as the quarter progressed.

After adjusting for merger related expenses in both 2019 and 2020, second quarter net income and earnings per share were essentially unchanged. Net interest income was slightly higher, although there was some compression in the net interest margin. A credit for loan losses of $176,000 contributed to net income during the second quarter of 2020 compared to a smaller credit of $4,000 in 2019. The credit for loan losses in the second quarter 2020 included the benefit of recording a charge-off of $107,000 on a commercial loan for which an allowance for loan losses of $674,000 had been recorded at March 31, 2020. In total, the second quarter 2020 provision included a net credit of $255,000 from the impact of a reduction in outstanding loans, excluding PPP loans; a net credit of $143,000 related to specific loans (net decrease in specific allowances on loans of $271,000 partially offset by net charge-offs of $128,000); a credit of $22,000 in the net charge-off experience factors used to estimate the allowance; and a charge of $244,000 attributable to increases in qualitative factors. Noninterest income increased by approximately 14% primarily due to record gains on the sale of mortgage loans. Noninterest expenses, excluding merger-related expenses, were 7.5% above the second quarter of 2019, driven primarily by increases in health care related costs, professional fees, data processing expenses and Pennsylvania shares tax.

On the same adjusted basis, net income (-10%) and earnings per share (-15%) for the first six months of 2020 declined compared to the same period in 2019. The primary driver of this decline was the provision for loan losses which was $1.35 million during the first half of 2020 compared to a credit of $961,000 for the same period in 2019, or a difference of $2.3 million. Net interest income increased 10% reflecting the benefits of growth related to the Monument acquisition. Total noninterest income grew by 16.8% year to date compared to 2019 with gains on mortgage sales as the primary driver, although a variety of other sources also contributed. Noninterest expenses, excluding merger-related expenses, increased 13.9%. This growth was substantially due to the inclusion of former Monument operations for six months during 2020 compared to three months in 2019, although higher data processing costs, professional fees and various other expenses also contributed.

We are pleased to report that all required regulatory and shareholder approvals supporting C&N’s acquisition of Covenant Bank were secured during the second quarter and the transaction closed on July 1st. The integration teams continue working well together and are preparing for a successful conversion of systems scheduled for late August. We are excited to welcome customers, shareholders, and members of the Covenant staff to the C&N Team as we combine resources to create value in the years ahead.

C&N entered the COVID crisis, and related uncertainties, in a position of strength. This is especially evident in our capital ratios, which are at levels that demonstrate the capacity to absorb the acquisition of Covenant as well as significant credit losses, if they arise, while continuing to meet regulatory requirements to be considered well capitalized. A further indication of this strength was the Board’s declaration of the regular quarterly cash dividend of $.27 per share to shareholders of record on July 27, 2020, payable on August 8, 2020.

In closing, I want to recognize the ongoing efforts of the C&N Team as they remained focused on supporting our customers and communities throughout this challenging period. Their support of each other and C&N’s mission of creating lasting value through long-term relationships remains exceptional and is making a real impact on the lives of many.

Thank you to our shareholders for your confidence in this team and support of your Company.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	2ND	2ND
	QUARTER	QUARTER
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$16,513	$17,139	($626)	-3.65%
Interest Expense	2,267	2,934	(667)	-22.73%
Net Interest Income	14,246	14,205	41	0.29%
Credit for Loan Losses	(176)	(4)	(172)	4300.00%
Net Interest Income After Credit for Loan Losses	14,422	14,209	213	1.50%
Noninterest Income	5,528	4,849	679	14.00%
Net Gains on Available-for-sale Debt Securities	0	7	(7)	-100.00%
Merger-Related Expenses	983	3,301	(2,318)	-70.22%
Other Noninterest Expenses	12,274	11,422	852	7.46%
Income Before Income Tax Provision	6,693	4,342	2,351	54.15%
Income Tax Provision	1,255	693	562	81.10%
Net Income	$5,438	$3,649	$1,789	49.03%
Net Income Attributable to Common Shares (1)	$5,405	$3,630	$1,775	48.90%
PER COMMON SHARE DATA:
Net Income - Basic	$0.39	$0.27	$0.12	44.44%
Net Income - Diluted	$0.39	$0.27	$0.12	44.44%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Number of Shares Used in Computation - Basic	13,710,118	13,597,848
Number of Shares Used in Computation - Diluted	13,712,387	13,622,954

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	6 MONTHS ENDED
	JUNE 30,
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$33,550	$30,204	$3,346	11.08%
Interest Expense	5,022	4,284	738	17.23%
Net Interest Income	28,528	25,920	2,608	10.06%
Provision (Credit) for Loan Losses	1,352	(961)	2,313	-240.69%
Net Interest Income After Provision (Credit) for Loan Losses	27,176	26,881	295	1.10%
Noninterest Income	10,809	9,255	1,554	16.79%
Net Gains on Available-for-sale Debt Securities	0	7	(7)	-100.00%
Merger-Related Expenses	1,124	3,612	(2,488)	-68.88%
Other Noninterest Expenses	25,186	22,118	3,068	13.87%
Income Before Income Tax Provision	11,675	10,413	1,262	12.12%
Income Tax Provision	2,071	1,674	397	23.72%
Net Income	$9,604	$8,739	$865	9.90%
Net Income Attributable to Common Shares (1)	$9,550	$8,693	$857	9.86%
PER COMMON SHARE DATA:
Net Income - Basic	$0.70	$0.67	$0.03	4.48%
Net Income - Diluted	$0.70	$0.67	$0.03	4.48%
Dividend Per Share - Quarterly	$0.54	$0.54	$0.00	0.00%
Dividend Per Share - Special	$0.00	$0.10	($0.10)	-100.00%
Number of Shares Used in Computation - Basic	13,697,617	12,956,916
Number of Shares Used in Computation - Diluted	13,705,733	12,982,361

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	JUNE 30,	JUNE 30,	JUNE 30, 2020 vs 2019
	2020	2019	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$77,642	$39,505	$38,137	96.54%
Available-for-sale Debt Securities	332,188	363,465	(31,277)	-8.61%
Loans Held for Sale	1,258	1,131	127	11.23%
Loans, Net	1,230,387	1,108,483	121,904	11.00%
Intangible Assets	29,511	30,013	(502)	-1.67%
Other Assets	74,480	67,088	7,392	11.02%
TOTAL ASSETS	$1,745,466	$1,609,685	$135,781	8.44%

LIABILITIES
Deposits	$1,381,178	$1,284,143	$97,035	7.56%
Repo Sweep Accounts	2,204	3,192	(988)	-30.95%
Total Deposits and Repo Sweeps	1,383,382	1,287,335	96,047	7.46%
Borrowed Funds	85,104	62,574	22,530	36.01%
Subordinated Debt	6,500	7,000	(500)	-7.14%
Other Liabilities	14,689	13,060	1,629	12.47%
TOTAL LIABILITIES	1,489,675	1,369,969	119,706	8.74%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	244,080	236,284	7,796	3.30%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Debt Securities	11,472	3,138	8,334	265.58%
Defined Benefit Plans	239	294	(55)	-18.71%
TOTAL SHAREHOLDERS' EQUITY	255,791	239,716	16,075	6.71%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,745,466	$1,609,685	$135,781	8.44%

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